Exhibit 10.3
[AutoNation Letterhead]
April 27, 2023

Marc Cannon
[Address]

Dear Marc:
As discussed, effective May 15, 2023, you will transition from EVP and Chief Experience Officer to EVP of Corporate Responsibility. Outlined below are details to support your transition.

Transition Partnership
•Act as EVP of Corporate Responsibility, with responsibility for all DRV PNK activities, in coordination with Chief Marketing Officer on related events, until December 31, 2023.
•Provide transition support to Chief Marketing Officer, who is expected to start on May 15, 2023.

Additional Details
•Current 2023 compensation with base salary and bonus target will be maintained until December 31, 2023, at which time you will retire from the company.
•Annual bonus for 2023, as well as 2021 performance shares, will be paid out based on the company’s performance and planned scheduled timeframe in 2024.
•You will be eligible for vesting of the retention award on November 1, 2023, as well as retirement treatment as to other unvested awards in accordance with the terms of the equity plan and applicable award agreement.
•You will also continue to receive a vehicle allowance through March 31, 2024, the cost of COBRA coverage through March 31, 2024, and an executive physical during the first quarter of 2024.

Your many years of service are so greatly appreciated. I look forward to working together this year through your transition and retirement. If you have any questions, please do not hesitate to contact me at [phone number].

This letter constitutes the entire agreement as to your transition and supersedes any prior agreements or understandings.

Sincerely,

/s/ C. Coleman Edmunds

C. Coleman Edmunds
EVP & General Counsel
cc: Mike Manley, Chief Executive Officer
ACCEPTED AND AGREED:

/s/ Marc Cannon	4/27/23
Marc Cannon	Date